UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

January 31, 2005

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31553	36-4459170
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 South Wacker Drive

Chicago, Illinois 60606

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2004 Named Executive Officer Bonuses

As of January 31, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Chicago Mercantile Exchange Holdings Inc. (the “Company”) approved the following bonus awards to the executive officers for performance during 2004:

Craig S. Donohue	$1,058,381
Phupinder S. Gill	907,446
Kimberly S. Taylor	473,792
James R. Krause	447,981
Mazen A. Chadid	408,608

Annual bonuses are designed to reward short-term or annual achievements and reflect both Company and individual performance. Bonus awards to our officers, including the executive officers set forth above, are granted under the Company’s Annual Incentive Plan that was approved by our shareholders in April 2003. Pursuant to the Plan, the Committee determines the criteria and objectives that must be met during the applicable performance period in order to earn an award under the Plan. In 2004, the Company used cash earnings as the metric to measure performance against pre-established goals for that year. For 2005, the Company has also approved cash earnings as the metric for measuring performance. The Plan is funded in the following manner based on our achievement of the cash earnings target established by our Board:

	Threshold	Target	Maximum
Actual Cash Earnings	80% of cash earnings target	100% of cash earnings target	120% of cash earnings target
Funding of Plan	50% of target bonus pool	100% of target bonus pool	150% of target bonus pool

The funding of the target bonus pool is interpolated for performance falling between the designated target levels. For 2004, the Company exceeded its cash earnings target maximum and as a result the bonus pool was funded accordingly. If the Company does not achieve 80% of targeted cash earnings, the bonus pool is not funded (other than for non-exempt employees, who may receive a bonus under our discretionary bonus program).

Director Compensation

Chairman

In recognition of the duties and responsibilities undertaken by our non-executive Chairman and the full time commitment to the Company required of the role at the expense of other professional opportunities, effective as of January 31, 2005, the Committee recommended and the Board approved an increase in the annual stipend of the Chairman, Terrence A. Duffy, from $750,000 to $950,000. Mr. Duffy does not receive any meeting fees for attendance at Board or committee meetings in addition to his stipend. In addition, to assure continued service, the Committee also recommended and the Board approved a retention payment to the Chairman in an amount equal to his annual compensation. The payment shall become payable if at the end of his current term as Chairman in April 2006 or at the end of any subsequent term, Mr. Duffy is not nominated for reelection to the Board and/or is not reelected to the position of Chairman by the members of the Board notwithstanding Mr. Duffy’s ability and willingness to continue his service. Under such circumstances, Mr. Duffy is required to assist with the transition of responsibilities to the new Chairman. In no event shall Mr. Duffy be entitled to receive the retention payment if he is removed as Chairman or not reelected because of his breach of fiduciary duty to the shareholders or because of his willful failure to fulfill his duties and obligations as Chairman as determined by a majority of our independent, non-industry directors.

Chairman Emeritus and Senior Policy Advisor

On January 31, 2005, in order to secure the continued service of Mr. Melamed, the Board’s Chairman Emeritus and Senior Policy Advisor, and to secure the benefit of his unique knowledge of the financial services industry in the future, the Committee recommended and the Board approved a consulting agreement with Mr. Melamed. Under the terms of the consulting agreement, upon his retirement from the Board, Mr. Melamed will provide the Company with consulting services relating to the futures business and industry and related matters within Mr. Melamed’s areas of expertise. The agreement has an initial term of five years with automatic one year renewals unless and until terminated by either party upon no less than 90 days notice prior to the end of the current term. For his services, Mr. Melamed will receive during the term of the agreement $300,000 per annum plus reimbursement for all reasonable and necessary out-of-pocket travel and other expenses incurred as a result of the agreement. The Company will also provide office and secretarial support during the term of the agreement. In addition, without the prior written consent of the Company, Mr. Melamed may not render services to any competitor or otherwise compete with the Company during the term of the agreement and for one year thereafter. The Board believes that it is in the interests of the Company and its shareholders to continue its close association with Mr. Melamed if he chooses to retire from the Board, although he has no current intention to do so. A copy of the consulting agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description
99.1	Consulting Agreement between Chicago Mercantile Exchange Holdings Inc. and Leo Melamed dated, January 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
Registrant

Date: February 3, 2005

	By:	/s/ Kathleen M. Cronin
	Name:	Kathleen M. Cronin
	Title:	Managing Director, General Counsel and Corporate Secretary